As filed with the United States Securities and Exchange Commission on May 9 , 2013

Registration No. 333-186331

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 6 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Nxt-ID, Inc.

(Exact name of registrant in its charter)

Delaware	334118	46-0678374
(State of jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Reservoir Corporate Centre

4 Research Drive, Suite 402

Shelton, CT 06484

(203) 242-3076

(Address, including zip code, and telephone number, including area code, of registration principal executive offices)

Gino Pereira

Chief Executive Officer

One Reservoir Corporate Centre

4 Research Drive, Suite 402

Shelton, CT 06484

(203) 242-3076

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Danovitch, Esq.

Zachary Blumenthal, Esq.

Robinson Brog Leinwand Greene Genovese & Gluck P.C.

875 Third Avenue, 9th Floor

New York, New York 10022

(212) 603-6300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 6 to Nxt-ID, Inc.’s Registration Statement on Form S-1 (Registration No. 333-186331) (the “Registration Statement”) is being filed solely for the purpose of filing a new Exhibit 5.1 of the Registration Statement.

This Amendment No. 6 does not modify or change any provision of, or add to, Part I of the Registration Statement. Accordingly, Part I of the Registration Statement has been omitted from this Amendment No. 6, which consists of only the cover page, this explanatory note and Part II of the Registration Statement.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table provides information regarding the various actual and anticipated expenses payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates except the securities and exchange commission registration fee.

Nature of Expense	Amount
SEC Registration Fee	$556
Accounting Fees And Expenses	20,000
Legal Fees And Expenses	25,000
Blue Sky Expenses	20,000
Printing And Related Fees	10,000
Miscellaneous	10,000
Total	$85,556

Item 14. Indemnification of Directors and Officers.

Our directors and officers are indemnified as provided by the Delaware statutes and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933, both through our bylaws and specific indemnification agreements. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the securities and exchange commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Limitation Of Liability Of Directors

Our certificate of incorporation provide that, to the fullest extent permitted by the Delaware revised statutes, no director of the company will be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director.

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Item 15. Recent Sales of Unregistered Securities.

The following is a summary of transactions within the last three years involving sales of our securities that were not registered under the Securities Act:

At inception (February 2011), our Chief Executive Officer and Chief Technology Officer contributed approximately $10,000 in cash in exchange for our securities in respect of various start-up costs.

From August 1, 2012 until January 9, 2013, we conducted a private placement whereby we raised $209,000 through the sale of 836,000 shares of stock, at a purchase price of $0.25 per share (the “2012 Offering”).   The Company used the proceeds from the above stock issuances for general working capital purposes. The shares of common stock issued in the transaction described above have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

On October 5, 2012, the Company entered into an agreement with a consultant to provide public relations and marketing services to the Company for a period of three months. Pursuant to the agreement, the Company agreed to pay the consultant a monthly cash fee of $5,000 and to issue the consultant shares of common stock per month with a fair value of $10,000 as compensation for services provided. The Company issued the consultant 120,000 shares of common stock in connection with the agreement. This agreement has been extended until March 31, 2013 on the same terms and conditions. In connection with the extension, 120,000 shares of common stock with a fair value of $30,000 as compensation for services provided from January 1, 2013 to March 31, 2013 was issued on March 31, 2013.

On January 9, 2013, the Company entered into an agreement with a consultant to provide business development services to the Company for a period of three months. Pursuant to the agreement, the Company issued the consultant 20,000 shares of common stock.

On January 11, 2013, we awarded $5,000 of stock to our director, David Gust, as a quarterly retainer at an assumed price of $0.25 per share.  The shares were awarded from our Long-term Incentive Plan.

On March 31, 2013, we awarded 20,000 shares of common stock to our director, David Gust, as a quarterly retainer at an assumed price of $0.25 per share.

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EXHIBITS

Exhibit Number	Description

3.1 *	Certificate of Incorporation
3.2 *	Bylaws
4.1 *	Form of Common Stock Certificate of the Registrant
4.2*	Form of Warrant Agreement and Form of Warrant
5.1	Opinion of Robinson Brog Leinwand Greene Genovese & Gluck P.C.
10.1 *	Form of Indemnification Agreement
10.2 *	2013 Long Term Incentive Plan
10.3 *	Forms of Agreement Under 2013 Long Term Incentive Plan
10.4 *	Employment Agreement Between Nxt-ID and Gino Pereira
10.5 *	License Agreement between 3D-ID, LLC and Genex Technologies
10.6 *	License Agreement between 3D-ID, LLC and Aellipsys Holdings
10.7 *	Purchase Agreement between 3D-ID, LLC and Nxt-ID, Inc.
10.8 *	Amended and Restated Employment Agreement Between Nxt-ID and Gino Pereira
10.9*††	Manufacturing agreement with Identita Technologies, Inc., dated January 18, 2013
21.1*	List of Subsidiaries
23.1 *

Consent of Marcum LLP (Incorporated by reference to Exhibit 23.1 to the Registrant’s Amendment No.5 to Registration Statement on Form S-1 (File No. 333-186331) filed with the Securities and Exchange Commission on May 6, 2013)

23.2	Consent of Robinson Brog Leinwand Greene Genovese & Gluck P.C. (Reference is made to Exhibit 5.1)
24.1	Power of Attorney (set forth on the signature page of the Registration Statement)

*	Previously filed.
††	Confidential treatment requested for schedules A, C, and D to the agreement

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UNDERTAKINGS

Item 17. Undertakings.
(a)	The undersigned registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
		i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
		ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
		iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
	(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
	(4)	For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
		i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
		ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

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		iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
		iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)		Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(c)	(1)	For the purpose of determining any liability under the Securities Act of 1933, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.
(c)	(2)	For the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.
(d)		For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) or under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(e)		For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 6 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shelton, Connecticut, on the 9 th day of May 2013.

Nxt-ID, Inc.

By:	/s/ Gino Pereira
Gino Pereira
Title:	President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gino Pereira	May 9 , 2013
Gino Pereira
President, Chief Executive Officer, Chief Financial Officer and Director
(Principal Executive Officer)

/s/ David Gust	May 9 , 2013
David Gust
Director

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